Exhibit 99.1

Press Release Dated October 23, 2013

NEWS RELEASE

October 23, 2013

Farmers Capital Bank Corporation Announces Third Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $3.0 million or $.34 per common share and $10.4 million or $1.19 per common share for the third quarter and first nine months of 2013, respectively. Net income for the current quarter decreased $512 thousand or 14.4% when compared with the linked quarter, which represents a decrease of $.07 per common share. Net income for the quarter decreased $56 thousand or $.01 per share when compared to the third quarter of the prior year. For the year to date period, net income increased $827 thousand or 8.7% compared to a year earlier, representing an increase of $.10 per common share.

“We remain focused on identifying and addressing asset quality issues as they arise, the pace of which has moderated over the last several quarters” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Overall credit quality has gradually improved, resulting in relatively low net charge-offs and a decrease in the provision for loan losses in recent periods,” continues Mr. Hillard. “And although we increased end of period loans during the quarter, generating high quality loans remains a challenge in the current slow-growth economy.”

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Nonaccrual loans	$25,063	$21,259	$27,994	$27,408	$43,150
Loans 90 days or more past due and still accruing	-	-	82	103	28
Restructured loans	26,435	26,238	26,529	26,349	26,449
Total nonperforming loans	51,498	47,497	54,605	53,860	69,627

Other real estate owned	41,661	46,465	49,130	52,562	47,480
Total nonperforming assets	$93,159	$93,962	$103,735	$106,422	$117,107

Ratio of total nonperforming loans to total loans (net of unearned income)	5.1%	4.7%	5.4%	5.4%	6.8%
Ratio of total nonperforming assets to total assets	5.1	5.2	5.8	5.9	6.3

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned is as follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at June 30, 2013	$21,259	$26,238	$46,465
Loans placed on nonaccrual status	5,730	(18)	-
Loans restructured	-	605	-
Principal paydowns	(1,164)	(390)	-
Transfers to performing status	(147)	-	-
Transfers to other real estate owned	(161)	-	310
Charge-offs/write-downs	(454)	-	(1,734)
Proceeds from sales	-	-	(3,076)
Net loss on sales/other	-	-	(304)
Balance at September 30, 2013	$25,063	$26,435	$41,661

Farmers Capital Bank Corporation   * Page 1 of 6

Nonaccrual loan activity for the quarter includes the addition of a single credit in the amount of $3.1 million secured by commercial real estate. There have been no charge-offs related to this credit, as the outstanding balance is 75% of the recently appraised collateral net of selling costs. The decrease in other real estate owned is mainly attributed to transactions totaling $2.4 million in the aggregate related to two separate properties. The Company sold one larger-balance commercial real estate property with a carrying amount of $1.3 million at a loss of $56 thousand during the quarter. The Company has a residential development property where it sold units during the quarter with a carrying amount of $436 thousand at an aggregate loss of $204 thousand. This development was subsequently written down $700 thousand to its estimated fair value less costs to sell. Additionally, impairment charges totaling $857 thousand were recorded on three other larger-balance properties during the quarter.

The allowance for loan losses was $21.9 million or 2.17% of loans (net of unearned income) outstanding at September 30, 2013. At June 30, 2013 and year-end 2012, the allowance for loan losses was $22.9 million or 2.28% of net loans outstanding and $24.4 million or 2.43% of net loans outstanding, respectively. Net loan charge-offs were $408 thousand for the current three months, an increase of $150 thousand or 58.4% compared to the linked quarter. Net charge-offs as a percentage of outstanding loans (net of unearned income) were 0.04% and 0.03% in the current and linked quarters, respectively.

Third Quarter 2013 Compared to Second Quarter 2013

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Net income was $3.0 million or $.34 per common share for the third quarter of 2013, a decrease of $512 thousand or $.07 per common share compared to the linked quarter. The decrease in net income is primarily attributed to higher net other real estate expenses of $919 thousand or 61.9%, partially offset by a higher credit to the provision for loan losses of $224 thousand or 61.9% and lower income tax expense of $272 thousand or 24.1%.

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The $919 thousand increase in net other real estate expenses was driven by higher impairment charges on repossessed real estate of $705 thousand. Other real estate expenses for the quarter also include a net loss on the sale of repossessed real estate of $304 thousand compared to a net gain of $11 thousand for the linked quarter.

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The decrease in the provision for loan losses is attributed to improvements in the credit quality of the loan portfolio. While nonperforming loans edged up $4.0 million during the quarter, this increase is primarily due to a single commercial real estate credit in the amount of $3.1 million that was classified as nonaccrual. Early stage delinquencies, watch list loans, and historical loss rates have all improved during the quarter.

●	Net interest income was relatively unchanged at $13.6 million in the comparison. Interest expense decreased $85 thousand or 2.8%, partially offset by lower interest income of $68 thousand or 0.4%.
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Net interest margin was 3.36% for the current quarter, a decrease of four basis points from 3.40% in the linked quarter. Net interest spread was 3.19% and 3.23% in the current and linked quarter, respectively. Overall cost of funds decreased three basis points to 0.87%, but was more than offset by a seven basis point decline in the average rate earned on earning assets.

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Income tax expense was $855 thousand for the current quarter, a decrease of $272 thousand or 24.1% compared to $1.1 million for the linked quarter. The effective income tax rates were 22.0% and 24.1% for the current and linked quarter, respectively.

Third Quarter 2013 Compared to Third Quarter 2012

●	Net income was $3.0 million or $.34 per common share for the third quarter of 2013, a decrease of $56 thousand or $.01 per common share compared to the third quarter of 2012.
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Net interest income increased $543 thousand or 4.2% in the comparison. Interest expense decreased $1.6 million or 34.5%, partially offset by lower interest income of $1.0 million or 5.8%. Interest expense on borrowed funds declined $840 thousand or 35.4% primarily due to two events occurring during the fourth quarter of 2012: the repayment of a $50.0 million portion of long-term borrowings with a fixed interest rate of 3.98% and the repricing of $23.2 million of subordinated debt from a fixed rate of 6.60% to a variable rate of 3-month LIBOR plus 132 basis points. Interest expense on deposits decreased $718 thousand, primarily related to the repricing of higher-rate time deposits to lower market interest rates and lower average balances outstanding. The decrease in interest income relates to both a decrease in yield and volume of earning assets in a low market interest rate environment.

Farmers Capital Bank Corporation   * Page 2 of 6

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Net interest margin was 3.36% for the current quarter, an increase of 23 basis points from 3.13% for the same period of 2012. Net interest spread was 3.19% and 2.91% in the current and prior year third quarter, respectively. Overall cost of funds decreased 39 basis points to 0.87%.

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The provision for loan losses decreased $330 thousand or 129% due to an overall improvement in the credit quality of the loan portfolio. Nonperforming loans, loans past due, and watch list loans have all declined as of September 30, 2013 compared to a year earlier. Historical loss rates have also improved due to declining charge-offs.

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Noninterest income decreased $488 thousand or 7.9% due primarily to lower gains on the sale of mortgage loans and investment securities. Net gains on the sale of mortgage loans decreased $367 thousand or 60.9% due to lower origination and refinancing activity. Net gains on the sale of investment securities decreased $274 thousand. Investment securities are sold at intermittent intervals based on current asset/liability strategies and the related net gain or loss fluctuates accordingly. Non-deposit service charges, commissions, and fees increased $178 thousand or 16.1%.

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Noninterest expenses increased $637 thousand or 4.2%, driven by higher expenses related to other real estate owned of $873 thousand or 57.0%. Other real estate expenses are up mainly due to higher impairment charges of $682 thousand or 64.8%.

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Income tax expense was $855 thousand for the current quarter, a decrease of $196 thousand or 18.6% compared to $1.1 million for the same quarter of 2012. The effective income tax rates were 22.0% and 25.4% for the current and year-ago quarters, respectively.

Nine-month Comparison

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Net income was $10.4 million or $1.19 per common share for the first nine months of 2013, an increase of $827 thousand or $.10 per common share compared to the same period of 2012. The increase in net income is primarily attributed to a decrease in the provision for loan losses of $3.6 million or 177% and higher net interest income of $1.1 million or 2.9%. Noninterest income decreased $2.1 million or 11.2%, followed by higher noninterest expenses and income taxes of $874 thousand or 2.0% and $1.0 million or 43.7%, respectively.

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The $3.6 million decrease in the provision for loan losses is due to an overall improvement in the credit quality of the loan portfolio. Nonperforming loans, loans past due, and watch list loans have all declined as of September 30, 2013 compared to a year earlier. Historical loss rates have also improved due to lower charge-offs.

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The $1.1 million increase in net interest income is made up of lower interest expense of $5.3 million or 36.6%, partially offset by a decline from interest income of $4.1 million or 7.7%. Interest expense on deposits and borrowed funds decreased $2.7 million or 37.0% and $2.6 million or 36.1%, respectively. Interest expense on deposits decreased primarily due to the repricing of higher-rate time deposits to lower market interest rates and a lower average balance outstanding. Interest expense on borrowed funds declined primarily due the repayment of a $50.0 million portion of long-term borrowings and the repricing of $23.2 million of subordinated debt during the fourth quarter of 2012 as discussed above. The decrease in interest income relates to both a decline in yield and volume on earning assets in a continuing low market interest rate environment.

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Net interest margin was 3.40% for the first nine months, an increase of 24 basis points from 3.16% for the same period of 2012. Net interest spread was 3.24% and 2.94% in the current and prior year period, respectively. Overall cost of funds decreased 43 basis points to 0.90%.

Farmers Capital Bank Corporation   * Page 3 of 6

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The larger components that drove the decrease in noninterest income are attributed to investment securities activity, income from company-owned life insurance, and gains recorded on the sale of mortgage loans. The Company recorded a $58 thousand net loss on the sale of investment securities for the current year compared with a net gain of $1.0 million a year earlier. The net loss for the current year is mainly attributed to premium amortization related to a single municipal bond that was called by the issuer. The net gain recorded in the prior year is attributed to normal asset/liability management strategies. Investment securities are sold at intermittent intervals based on current strategies and the related net gain or loss fluctuates accordingly. Income from company-owned life insurance for the prior year includes a nonrecurring gain in the amount of $529 thousand related to death benefit proceeds. Net gains on the sale of mortgage loans decreased due to lower origination and refinancing activity.

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The larger components driving the increase in noninterest expense include higher other real estate expenses of $1.6 million and higher salaries and employee benefits of $785 thousand or 3.7%. Legal fees, intangible asset amortization, and deposit insurance expense decreased $414 thousand or 41.9%, $356 thousand or 46.8%, and $341 thousand or 16.7%, respectively.

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The increase in other real estate expenses was driven by an increase in impairment charges of $1.6 million or 72.4%. Other real estate expenses also include a lower net loss on the sale of repossessed properties of $217 thousand, which offset higher operating expenses of $207 thousand or 27.5%. The increase in salaries and employee benefits was led by a $400 thousand or 11.0% increase in benefit expenses related primarily to higher health insurance claims.

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The decrease in legal expenses relates primarily to problem loans in the normal course of business. The prior year also includes $122 thousand related to registering the Company’s Series A preferred shares for their sale by the U.S. Treasury to third party investors. The decrease in intangible asset amortization is the result of actuarial determined reductions related to core deposit and customer relationship intangible assets arising from previous business transactions. Deposit insurance expense decreased mainly from the improved risk rating by the Federal Deposit Insurance Corporation of one of the Company’s bank subsidiaries. The improved rating reduced the related assessment rate applicable in determining the amount payable for deposit insurance.

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Income tax expense was $3.3 million for the current nine months, an increase of $1.0 million or 43.7% compared to $2.3 million for 2012. The effective income tax rates were 24.1% and 19.4% for the first nine months of 2013 and 2012, respectively.

Balance Sheet

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Total assets were $1.8 billion at September 30, 2013, an increase of $12.7 million or 0.7% from June 30, 2013. Investment securities and loans (net of unearned income) increased $24.5 million or 4.4% and $5.4 million or 0.5%, respectively. Cash and cash equivalents decreased $13.8 million or 14.1% and other real estate owned decreased $4.8 million or 10.3%.

●	The increase in investment securities during the quarter is attributed mainly to redeploying excess funds from lower earning short-term interest bearing cash accounts to higher yielding investments.
●	The increase in net loans represents a net growth in two of the previous three quarters when compared to their respective linked quarter.
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Other real estate owned was $41.7 million at quarter end, a decrease of $4.8 million or 10.3% during the quarter. Other real estate owned has declined in each of the previous three quarters and is down 20.7% since reaching a peak of $52.6 million at year-end 2012.

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Total deposits were relatively unchanged during the quarter at $1.4 billion. Noninterest bearing deposit balances increased $13.3 million or 5.3%, which was nearly offset by a decrease in interest bearing balances of $12.4 million or 1.1%.

●	Short-term borrowings increased $4.1 million or 14.1% primarily related to short-term repurchase agreements with commercial depositors in the normal course of business.
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The allowance for loan losses was $21.9 million or 2.17% of loans outstanding (net of unearned income) at September 30, 2013 compared to $22.9 million or 2.28% at June 30, 2013. Net loan charge-offs were $408 thousand and $258 thousand for the current three months and linked quarter, respectively. Net charge-offs as a percentage of outstanding loans (net of unearned income) were 0.04% and 0.03% in the current and linked quarters, respectively.

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The ratio of nonperforming loans to loans outstanding (net of unearned income) was 5.1% and 4.7% at September 30, 2013 and June 30, 2013, respectively. The increase is due primarily to the addition of a single commercial real estate credit in the amount of $3.1 million that was classified as nonaccrual during the current quarter.

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Shareholders’ equity increased $4.4 million or 2.7% during the quarter, driven mainly by net income of $3.0 million and an increase in comprehensive income of $1.7 million. The increase in comprehensive income is due to an improvement in the amount of after-tax unrealized loss related to the available for sale investment securities portfolio, which was boosted by higher bond prices.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with their regulatory agencies.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the Company’s market areas, overall loan demand, changes in the level of nonperforming assets, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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Consolidated Financial Highlights-Unaudited

(In thousands except per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest income	$16,563	$16,631	$17,578	$49,936	$54,075
Interest expense	2,953	3,038	4,511	9,157	14,434
Net interest income	13,610	13,593	13,067	40,779	39,641
Provision for loan losses	(586)	(362)	(256)	(1,580)	2,062
Net interest income after provision for loan losses	14,196	13,955	13,323	42,359	37,579
Noninterest income	5,678	5,441	6,166	16,530	18,606
Noninterest expenses	15,984	14,722	15,347	45,215	44,341
Income before income tax expense	3,890	4,674	4,142	13,674	11,844
Income tax expense	855	1,127	1,051	3,300	2,297
Net income	$3,035	$3,547	$3,091	$10,374	$9,547

Net income	$3,035	$3,547	$3,091	$10,374	$9,547
Less preferred stock dividends and discount accretion	489	487	481	1,461	1,439
Net income available to common shareholders	$2,546	$3,060	$2,610	$8,913	$8,108

Basic and diluted net income per common share	$.34	$.41	$.35	$1.19	$1.09

Averages
Loans, net of unearned interest	$1,003,905	$1,012,267	$1,032,914	$1,007,309	$1,044,271
Total assets	1,804,826	1,802,628	1,854,809	1,800,313	1,866,728
Deposits	1,404,534	1,398,435	1,407,895	1,399,466	1,421,430
Shareholders’ equity	164,254	171,396	166,722	168,199	163,141

Weighted average shares outstanding – basic and diluted	7,475	7,473	7,461	7,473	7,454

Return on average assets	.67%	.79%	.66%	.77%	.68%
Return on average equity	7.33%	8.30%	7.38%	8.25%	7.82%

	September 30, 2013	June 30, 2013	December 31, 2012
Cash and cash equivalents	$83,834	$97,589	$95,855
Investment securities	586,873	562,326	573,928
Loans, net of allowance of $21,949, $22,943, and $24,445	988,182	981,823	980,550
Other assets	151,464	155,882	156,899
Total assets	$1,810,353	$1,797,620	$1,807,232

Deposits	$1,403,485	$1,402,515	$1,410,810
Federal funds purchased and other short-term borrowings	32,885	28,810	24,083
Other borrowings	176,135	176,174	178,267
Other liabilities	29,848	26,556	26,051
Total liabilities	1,642,353	1,634,055	1,639,211

Shareholders’ equity	168,000	163,565	168,021
Total liabilities and shareholders’ equity	$1,810,353	$1,797,620	$1,807,232

End of period tangible book value per common share[1]	$18.34	$17.75	$18.35
End of period per common share closing price	21.86	21.69	12.25

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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